Exhibit 99.1
PRESS RELEASE
For Immediate Release
Alanna Vitucci
alanna.vitucci@zovio.com
858.668.2586 x11636

ZOVIO Announces Transition Plan for CEO
Board Commences Search for Permanent Successor

CHANDLER, Ariz. (March 22, 2021) – Zovio, Inc. (Nasdaq: ZVO) announced today that Andrew Clark, Founder, President and CEO, and the Zovio Board of Directors, mutually agreed to his departure from the Company as its Chief Executive Officer (“CEO”) and all other offices of the Company, effective as of March 31, 2021.

"On behalf of the board of directors, we are indebted to Andrew for his vision in founding the company with the mission of redefining learning through technology,” said George Pernsteiner, Chair of Zovio’s Board of Directors. “Under his leadership, Zovio succeeded in the historic sale of Ashford University to the University of Arizona Global Campus and the transformation of Zovio to an Ed Tech Services company. The successful completion of these actions lay the foundation for Zovio to provide excellent service to our partners and extend our ability to innovate and expand our ed tech services and solutions.”

"It has been my honor to lead Zovio for almost 18 years and use the power of technology to transform lives and uphold our mission of putting everyone in a class of their own,” said Andrew Clark, Founder, President and CEO. “With the successful transition to an Ed Tech Services company, in close collaboration with the Board, we mutually agreed now is the right time to make a transition to the next leader of Zovio. Zovio has made significant progress executing on its strategic priorities and is well-positioned for the future,” Mr. Clark added.

A search for a new Chief Executive Officer has commenced. To ensure a seamless leadership and operational transition until a new CEO joins the company, the Board has created the Office of the CEO led by George Pernsteiner, Chair of the Zovio Board of Directors, and includes Chris Spohn, Executive Vice President of Operations, and Diane Thompson, Executive Vice President, Secretary and General Counsel until a new CEO joins the company.

About Zovio
Zovio (Nasdaq: ZVO) is an education technology services company that partners with higher education institutions and employers to deliver innovative, personalized solutions to help learners and leaders achieve their aspirations. The Zovio network, including Fullstack Academy and TutorMe, leverages its core strengths to solve priority market needs through education technology services. Using proprietary advanced data analytics, Zovio identifies the most meaningful ways to enhance the learner experience and deliver strong outcomes for higher education institutions, employers, and learners. Zovio's purpose is to help everyone be in a class of their own. For more information, visit www.zovio.com.

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